Exhibit 99.1

NEWS

FOR IMMEDIATE RELEASE	CONTACT:	John E. Peck
President and CEO
(270) 885-1171

HOPFED BANCORP, INC.

ANNOUNCES STILWELL SUIT DISMISSED

HOPKINSVILLE, Ky. (October 26, 2017) – HopFed Bancorp, Inc. (NASDAQ: HFBC) today announced that the lawsuit filed on May 4, 2017 against the Company and its directors by activist stockholders, Stilwell Associates, L.P., Stilwell Activist Fund, L.P. and Stilwell Activist Investments, L.P. (Stilwell Funds), was dismissed by the Court of Chancery in the State of Delaware, subject only to possible consideration of a Fee and Expense Application.

“We are pleased that the lawsuit was dismissed and believe HopFed’s Board of Directors focus on building long-term shareholder value was instrumental in the dismissal of the lawsuit,” stated John E. Peck, President and CEO. “Our Board continues to represent all of our shareholders and has incentivized our team to build long-term shareholder value. Our Board has also been instrumental in supporting management’s strategic plans to grow loans and our earnings. Our recent third quarter announcement highlights our solid performance this year with growth rates well above our peers in the industry.

“HopFed reported net income was up 93.4% to $3.5 million and net loans grew by 7.6% to $630.2 million compared with the third quarter of the prior year. We also reported significant improvements in asset quality with non-accrual loans dropping 85.5% to $1.7 million as of September 30, 2017. We believe these improvements demonstrate the success of our strategic growth plans and our focus on building long-term shareholder value,” concluded Peck.

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HFBC Announces Stilwell Suit Dismissed

October 26, 2017

The Company

HopFed Bancorp, Inc. is a holding company of Heritage Bank USA, Inc. (“Heritage Bank”) headquartered in Hopkinsville, Kentucky. The Bank has eighteen offices in western Kentucky and middle Tennessee as well as Heritage Bank Wealth Management of Murray, Kentucky, Hopkinsville, Kentucky, Kingston Springs, Tennessee, and Clarksville, Tennessee and Heritage Mortgage Services of Clarksville, Tennessee, and loan production offices in Nashville, Tennessee and Brentwood, Tennessee. The Bank offers a broad line of banking and financial products and services with the personalized focus of a community banking organization. For more information about Heritage Bank and HopFed Bancorp, Inc., go to our website at www.bankwithheritage.com.

Forward-Looking Information

Information contained in this press release, other than historical information, may be considered forward-looking in nature and is subject to various risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or expected. Among the key factors that may have a direct bearing on the Company’s operating results, performance or financial condition are competition and the demand for the Company’s products and services, and other factors as set forth in filings with the Securities and Exchange Commission. The Company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations. Certain tabular presentations may not reconcile because of rounding.

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